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 www.eilerslawgroup.com
March 28, 2016

APP Incline Corporation
1510 Longbranch Ave,
Grover Beach, CA 93433

RE:    APP Incline Corporation  Registration Statement on Form S-1

Gentlemen:

I have been retained byAPP Incline Corporation, a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of 10,000,000 shares of the common capital stock of the Company, $0.0001 par value (the “Distribution Shares”) to be distributed upon subscription to the underlying Prospectus.  You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. In connection with the request, I have examined the following documents and any other materials necessary and appropriate for me to render this opinion:

1.	Certificate of Incorporation of APP Incline Corporation;

2.	The Bylaws of APP Incline Corporation ;

3.	A current shareholder list for APP Incline Corporation;
4.	The Registration Statement; and

5.	Unanimous consent resolutions of the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

       In my examination,  I have  assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies  thereof,  and I have made no independent  verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the issuance 10,000,000 shares, upon the Registration Statement being deemed effective, shall be legally issued, fully paid, non-assessable and will be binding obligations of the Company, under the corporate laws of the state of Nevada and the Bylaws of the Company when sold in a manner referred to in the Registration Statement.  Further, I am of the opinion that APP Incline Corporation has approximately 1 shareholder holding 50,000,000 shares validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state of Nevada constitution and reported judicial decisions interpreting those laws.  I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following  qualifications: (a) I have made no independent  verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters  expressly set forth in this opinion  letter,  and no opinion is to be implied or may be  inferred  beyond the  matters  expressly  so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers
William Robinson Eilers, Esq.